Hillman Capital Management, Inc.

Proxy Voting Policies and Procedures

Hillman Capital Management, Inc. (the "Adviser") shall vote proxies related to securities held in our clients' portfolios, including the portfolios of mutual funds for which we serve as the investment adviser, in the best interest of our clients. All references in these Proxy Voting Policies and Procedures are limited solely to clients for which we have agreed to vote such proxies. A client may reserve to itself the right to vote proxies.

The Adviser's authority to vote the proxies of certain clients is established by advisory contracts or comparable documents. In addition to requirements of the Securities and Exchange Commission ("SEC") governing advisers, our proxy voting policies reflect the fiduciary standards and responsibilities for ERISA accounts.

The Investment Advisers Act of 1940, as amended (the "Advisers Act"), requires us to act solely in the best interest of our clients at all times. We have adopted and implemented these Proxy Voting Policies and Procedures which we believe are reasonably designed to ensure that proxies are voted in the best interest of clients, in accordance with our fiduciary duties and Rule 206(4)-6 under the Advisers Act.

Reflecting a basic investment philosophy that good management is shareholder focused, proxy votes will generally be cast in support of management on routine corporate matters and in support of any management proposal that is plainly in the interest of all shareholders. Specifically, proxy votes generally will be cast in favor of proposals that:

- maintain or strengthen the shared interests of stockholders and management;
- increase shareholder value; and
- maintain or increase shareholder rights generally.

Proxy votes will generally be cast against proposals having the opposite effect of the above interests. Where we perceive that a management proposal, if approved, would tend to limit or reduce the market value of the company's securities, we will generally vote against it. We believe that means for ensuring management accountability to shareholders, in the rare cases where the means are threatened, must not be compromised.

We generally support shareholder rights and recapitalization measures undertaken unilaterally by boards of directors properly exercising their responsibilities and authority, unless such measures could have the effect of reducing shareholder rights or potential shareholder value. In cases where shareholder proposals challenge such actions, our voting position will generally favor not interfering with the directors' proper function in the interest of all shareholders.

We believe that proposals addressing strictly social or political issues are not relevant to the goal of maximizing the return on funds under our management. We will generally vote against such proposals, but will consider supporting proposals that seek to protect shareholder rights or minimize risks to shareholder value.

We may delegate our responsibilities under these Proxy Voting Policies and Procedures to a third party, provided that we retain final authority and fiduciary responsibility for proxy voting. If we so delegate our responsibilities, we shall monitor the delegate's compliance with these Proxy Voting Policies and Procedures.

We have contracted with Institutional Shareholder Services ("ISS") to provide such proxy voting support. Under the terms of our arrangement with ISS, we inform ISS, in advance, as to how we intend for certain issues to be voted. ISS has categorized common proxy voting issues and we can instruct ISS to vote either for or against a particular type of proposal or we can instruct ISS to seek specific instruction from us with respect to that particular type of proposal on a case-by-case basis ("Voting Instructions"). We have carefully considered each of the categories of issues presented by ISS and have determined which issues we will generally support, which we will generally oppose and which we will vote on a case by case basis after careful evaluation of the issue(s) presented A basic discussion of our proxy voting philosophies is incorporated into these Proxy Voting Policies and Procedures. We will review our standing Voting Instructions annually. We may alter our standing Voting Instructions at any time and, from time to time, ISS may ask us to provide Voting Instructions for additional categories of proxy issues.

Votes will be cast by ISS in a timely fashion. ISS receives all proxy statements, sorts the proposals according to their categories and votes the proxies according to our Voting Instructions. Proposals for which a voting decision has been pre-determined are automatically voted by ISS pursuant to the Voting Instructions. We inform ISS as to how other proposals are to be voted through ISS's website.

To the extent that a proxy contains a "case-by-case" issue which will not be voted by ISS according to our pre-determined Voting Instructions, we review the proxy to assess the extent, if any, to which there may be a material conflict between the interests of our clients on the one hand and our interests (including those of our affiliates, directors, officers, employees and other similar persons) on the other hand (a "potential conflict"). We perform this assessment on a proposal-by-proposal basis, and a potential conflict with respect to one proposal in a proxy shall not indicate that a potential conflict exists with respect to any other proposal in such proxy. If we determine that a potential conflict may exist, it shall be reported to our Proxy Voting Committee, consisting of Mark A. Hillman, Fletcher D. Perkins, Robert David and Rohit Punyani. The Proxy Voting Committee shall determine whether a potential conflict exists and is authorized to resolve any such conflict in a manner that is in the collective best interests of our clients (excluding any client that may have a potential conflict). Without limiting the generality of the foregoing, the Proxy Voting Committee may resolve a potential conflict in any of the following manners:

- We may disclose the potential conflict to our clients and obtain the consent of each of our clients before voting such securities pro-rata in accordance with the interests of our clients; or
- We may engage an independent third-party to determine how the proxy should be voted.

We will use commercially reasonable efforts to determine whether a potential conflict may exist, and a potential conflict shall be deemed to exist if and only if one or more of our senior portfolio managers actually knew or reasonably should have known of the potential conflict.

We may abstain from voting a client proxy if we conclude that the effect on shareholders' economic interests or the value of the portfolio holding is indeterminable or insignificant.

We may abstain from voting a client proxy for cost reasons (*e.g,* costs associated with voting proxies of non-U.S. securities). In accordance with our fiduciary duties, we will weigh the costs and benefits of voting proxy proposals and make an informed decision with respect to whether voting a given proxy proposal is prudent. Our decision takes into account the effect that the vote of our clients, either by itself or together with other votes, is expected to have on the value of our client's investment and whether this expected effect would outweigh the cost of voting.

To the extent each of The Hillman Total Return Fund or The Hillman Focused Advantage Fund invests in shares of other investment companies in accordance with the safe harbor provisions of Section 12(d)(1)(F) of the Investment Company Act of 1940, as amended, the Adviser will vote proxies with respect to such investment company securities in the same proportion as the vote of all other holders of such securities.

Unless otherwise directed by a client in writing, we are responsible for voting all proxies related to securities that we manage for clients with respect to which we have accepted proxy voting responsibility in writing. A client may from time to time direct us in writing to vote proxies in a manner that is different from the guidelines set forth in these Proxy Voting Policies and Procedures. We will follow such written direction for proxies received after our receipt of such written direction.

We shall maintain certain records required by applicable law in connection with proxy voting activities and shall provide proxy voting information to a client for which we are responsible for voting proxies upon written request. We shall keep the following records in an easily accessible place for a period of at least five years, the first two years in our offices:

- Our Proxy Voting Policies and Procedures;
- Proxy statements received for client securities (we may rely on filings made on the Securities and Exchange Commission's EDGAR system to maintain this record);

- Records of each vote cast on behalf of clients;
- Records of written client requests for proxy voting information and any written responses by us to any client requests for such information; and
- Documents prepared by us that were material to making a proxy voting decision or that memorialized the basis for a voting decision.

Clients should contact us in writing to obtain information about how we voted proxies with respect to their securities and to request a copy of our Proxy Voting Policies and Procedures at:

Hillman Capital Management
7600Wisconsin Avenue, Suite 650
Bethesda, MD 20814

Our Proxy Voting Policies and Procedures will be reviewed annually. The Proxy Voting Committee will review present procedures and past decisions with the aim of developing the most coherent and understandable proxy voting policy possible. We believe that a careful and continually evolving policy is indispensable to the task of discharging our fiduciary duties as an investment advisor.

These Proxy Voting Policies and Procedures may be amended at any time by the Adviser, provided that material changes that affect proxy voting for The Hillman Focused Advantage Fund or The Hillman Total Return Fund shall be ratified by the Board of Trustees of such fund within four (4) months of adoption by the Adviser.

Adopted as of this 8th day of June 2006

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Mark A. Hillman, President